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                                                                    EXHIBIT 99.1


Released January 5, 2001


        SUNNYVALE, Calif., - January 5, 2001 -- Artisan Components, Inc. (Nasdaq: ARTI) and Synopsys, Inc. (Nasdaq:SNPS) today announced that Artisan has completed its acquisition of the Silicon Library Business from Synopsys. The group supplies leading semiconductor manufacturers and IC designers with physical IP components, including standard cells, memory generators and I/O cells. Approximately 40 former Synopsys employees associated with the Library Business have accepted positions with Artisan.

        Under the terms of the agreement, cash and Artisan common stock worth an aggregate value of approximately $24.5 million were exchanged for the assets of the Silicon Library Business of Synopsys including all of its products, patents, development and delivery methodologies and ongoing R&D investment.

        Safe Harbor Statement

        This press release contains forward-looking statements, including statements regarding the financial impact of the transaction on Artisan. Actual results may differ materially, and Artisan disclaims any obligation to update or correct this information. These statements are subject to various risks and uncertainties, including the demand for semiconductors and end user products that incorporate semiconductors, and general economic conditions; successful production volumes of integrated circuits using Artisan products; the parties' ability to carry out the agreement; and the integration of Synopsys' tools for use with Artisan products. We refer you also to the documents that the Company files from time-to time with the Securities and Exchange Commission, in particular the section entitled "Risk Factors" in the Company's annual report on form 10-K and its quarterly reports on Forms 10-Q. Artisan disclaims any obligation to update or correct the information contained in this press release as a result of financial, business or any other developments occurring after the date of the release.

        About Synopsys

        Synopsys, Inc. (Nasdaq: SNPS), headquartered in Mountain View, California, creates leading electronic design automation (EDA) tools for the global electronics market. The company delivers advanced design technologies and solutions to developers of complex integrated circuits, electronic systems, and systems on a chip. Synopsys also provides consulting and support services to simplify the overall IC design process and accelerate time to market for its customers. Visit Synopsys at http://www.synopsys.com.

        About Artisan Components


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        Artisan Components, Inc., (Nasdaq: ARTI) is a world leader in intellectual property (IP) components, providing high quality solutions for many of the world's leading semiconductor foundries, integrated device manufacturers, ASIC vendors and IC design teams. Founded in 1991, Artisan's Process-Perfect(TM) memory generators, standard and I/O cells are optimized to achieve the full speed, density and low-power potential of each semiconductor process. Each product is verified using the industry's most comprehensive QA and validation procedures and delivered ready-to-use with a complete set of views and models supporting leading design tools. Artisan's headquarters are located at 1195 Bordeaux Drive, Sunnyvale, CA 94089-1201. World Wide Web address: http://www.artisan.com.